Exhibit 10.1

SETTLEMENT AGREEMENT AND SITE RELEASE

This Settlement Agreement and Site Release ("Agreement”) is entered into by and between Boonton Electronics Corp., WTT Acquisition Corp. and Wireless Telecom Group, Inc. and their respective predecessors, parents, subsidiaries, affiliated companies, successors in interest, and/or their shareholders, directors, and officers (collectively “WTG”), and Century Indemnity Company, as successor to Insurance Company of North America (“INA/Century”) and Federal Insurance Company (“Federal”) (collectively “Chubb Insurers”), as of the date of the execution of this Agreement by all parties hereto, and in accordance with the terms and conditions set forth below.

WHEREAS, Chubb Insurers allegedly issued to WTG those policies of insurance identified on Schedule A annexed hereto affording insurance coverage to WTG subject to the terms, conditions, exclusions and limits of liability applicable thereto (all policies of insurance, whether known or unknown, which were or may have been issued by Chubb Insurers or any of the Chubb-related insurance affiliates identified on Schedule B annexed hereto (hereafter the “Chubb Affiliates”), and under which WTG may be an insured or additional named insured are hereinafter referred to collectively as "the Policies");

WHEREAS, WTG has been identified as being potentially responsible for the investigation and remediation of contamination at the property located at 499 Pomeroy Road Parsippany, New Jersey (the “Site”);

WHEREAS, WTG allegedly has incurred and may continue to incur various costs and expenses associated with past, present and future investigation and remediation of contamination at the Site allegedly caused by WTG’s historic manufacturing operations;

WHEREAS, WTG notified Chubb Insurers of the costs and expenses arising from the contamination at the Site and requested that Chubb Insurers reimburse it for such costs and expenses, along with any such costs and expenses as may be incurred in the future;

WHEREAS, after receiving notice of the claim, disputes arose as to whether coverage was owed under any or all of the Policies and, if so, the proper allocation of defense costs and indemnity payments as between Chubb Insurers and WTG;

WHEREAS, WTG and Chubb Insurers now desire to compromise, settle and adjust fully and finally all disputes which now or hereafter may exist between them with respect to any and all claims, known and unknown, past, present or future, which have arisen or may arise with respect to any and all alleged injuries or damages of any kind or nature arising from or relating to the Site under any and all coverages of the Policies, including without limitation any general liability, personal injury, products liability, completed operations, premises, operations, property, automobile or contractual coverage which may be contained therein, (hereinafter collectively referred to as "all coverages”), on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth below, WTG and Chubb Insurers mutually agree as follows:

1. Chubb Insurers shall within thirty (30) days of receipt of a signed copy of this Agreement from WTG, pay the total sum of Four Hundred Eighty-Five Thousand Dollars ($485,000.00) (the “Settlement Amount”) to WTG, in full and final settlement of any and all claims, past, present and future, which have been or hereafter may be asserted by WTG for defense and/or indemnification from Chubb Insurers and/or Chubb Affiliates with respect to any and all alleged injuries or damages of any kind or nature arising from or relating to the Site under any and all coverages of the Policies. The Settlement Amount shall be made payable to Boonton Electronics.

2. WTG acknowledges that in consideration of the payment by Chubb Insurers of the Settlement Amount to WTG, any and all obligations which now or hereafter may exist on the part of Chubb Insurers or any of the Chubb Affiliates arising from the claims which have been or which hereafter may be asserted by WTG with respect to any and all alleged injuries or damages of any kind or nature arising from or relating to the Site, including claims for natural resources damages, under any and all coverages of the Policies, will be deemed to have been extinguished. WTG expressly accepts the payment by Chubb Insurers of the Settlement Amount to WTG in full and complete satisfaction of any and all obligations which now or may exist on the part of Chubb Insurers or any of the Chubb Affiliates with respect to any request for insurance coverage from WTG with respect to any and all alleged injuries or damages of any kind or nature arising from or relating to the Site under any and all coverages of the Policies, including but not limited to any obligation on the part of Chubb Insurers or any of the Chubb Affiliates to investigate, defend, pay legal fees or costs, or to pay administrative, engineering, or consulting costs or fees, settle claims or suits, or to pay or contribute to settlements, judgments, damages to natural resources, investigative or remedial costs pertaining thereto.

3. WTG and all other persons or entities identified as named insureds, defined as insureds, or identified as additional insureds under the Policies hereby fully release and forever discharge Chubb Insurers, their parents, subsidiaries, affiliated companies, predecessor companies, successors in interest and all of their past and present officers, directors, employees, shareholders, representatives and attorneys of and from any and all claims, actions, causes of action, rights, liabilities, obligations and demands of every kind and nature, known and unknown, past, present, and future, for insurance coverage from Chubb Insurers or any of the Chubb Affiliates with respect to any and all alleged injuries or damages of any kind or nature arising from or relating to the Site under all coverages of the Policies, including but not limited to damages to the natural resources of any kind or nature. The foregoing release by WTG expressly includes, but is not limited to, any claims for defense, indemnification, damages, punitive damages, equitable relief, any claims to recover experts’, consultants’, engineering, administrative, or legal fees or other costs associated with the Site, or any other legal or administrative proceeding, pre-judgment interest, post-judgment interest, or to recover for any alleged acts or omissions, if any, on the part of Chubb Insurers or any of the Chubb Affiliates constituting unfair defense or settlement practices, insurance or other statutory code violations, bad faith, breach of fiduciary duty, fraud, malice or oppression or any other extra-contractual theory of liability. This release is intended to be a full site release for any and all suits or claims arising from or relating to the Site, and shall be interpreted broadly to effectuate the intentions of the parties to this Agreement.

4. Chubb Insurers hereby releases WTG and all other persons or entities identified as named insureds or additional named insureds under the Policies from all claims which Chubb Insurers may have arising from WTG’s request for insurance coverage from Chubb Insurers with respect to any and all alleged injuries or damages of any kind or nature arising from or relating to the Site, including but not limited to any claims for additional premium or other payments or offsets that may be claimed by Chubb Insurers as a result of paying the Settlement Amount to WTG consistent with the terms of this Settlement Agreement.

5. In furtherance of their express intent to fully, forever and irrevocably release and discharge each other from all insurance coverage claims arising from or relating to the Site, known and unknown, from the beginning of time until the end of time, WTG and Chubb Insurers expressly waive any and all rights they may have under any statute, code, ordinance or the common law, which may limit or restrict the effect of the general release as to insurance coverage claims arising from or relating to the Site which WTG and/or Chubb Insurers do not know or suspect to exist in their respective favor at the time of the execution of this Agreement.

6. Upon actual receipt by WTG of the Settlement Amount, all pending claims for coverage by WTG against Chubb Insurers and/or Chubb Affiliates with respect to any and all alleged injuries or damages of any kind or nature arising from or relating to the Site, including without limitation any potential claims, shall be deemed withdrawn.

7. In further consideration of Chubb Insurers’ payment of the Settlement Amount pursuant to this Agreement, WTG agrees to defend, indemnify, save and hold Chubb Insurers or any of the Chubb Affiliates harmless from and against any and all past, present and future claims or suits which may arise against Chubb Insurers or any of the Chubb Affiliates by or on behalf of WTG’s other insurance carriers, third-party claimants, and/or any other entity, including but not limited to the Environmental Protection Agency (“EPA”), the New Jersey Department of Environmental Protection (“NJ DEP”), or any similar state or federal agency, or any other individual against Chubb Insurers or any of the Chubb Affiliates, which arise from or relate to the Site, including but not limited to any claims to treat, monitor, cleanup, remediate or otherwise respond to pollutants or contamination on land or in the water, and for any contribution, indemnification, subrogation, allocation, apportionment, reimbursement, coverage, declaratory judgment, direct action, or other compensatory damages, based upon, arising out of, or relating in any way to the Policies and/or this Agreement (hereinafter collectively referred to as “Indemnified Claims”). Chubb Insurers, the Chubb Affiliates, and WTG shall cooperate in the defense of any Indemnified Claims. Should WTG fail to timely respond to the tender of any Indemnified Claims or fail to fully comply with its obligations to defend and indemnify Chubb Insurers or any of the Chubb Affiliates as to such claims, Chubb Insurers and/or any of the Chubb Affiliates shall be free to defend such claims as they, in their sole discretion, deem appropriate and to settle any such claims as they see fit, the cost of which will be borne by WTG pursuant to this paragraph. Notwithstanding any of the foregoing or anything else contained in this Agreement, WTG’s liability under this provision shall be capped at the amount of the Settlement Amount, or in any one matter by the cumulative limits of the Policies placed at issue in that matter, whichever is less.

8. Chubb Insurers agree not to initiate any claim or cross-claim for contribution or otherwise against any insurer with respect to any amounts paid pursuant to this Agreement, unless such insurer pursues a claim for contribution against Chubb Insurers. In the event another insurer obtains a judgment or binding award against Chubb Insurers or any of the Chubb Affiliates for Chubb Insurers’ or any of the Chubb Affiliates’ alleged allocable share, or enforces subrogation rights, if any, giving rise to an Indemnified Claim, WTG shall voluntarily reduce any judgment, or claim against, or settlement with, such other insurer by the amount, if any, that a court or tribunal determines that Chubb Insurers or any of the Chubb Affiliates would have been liable to pay such other insurer. The amount of any such reduction shall be capped at the amount of the Settlement Amount, or in any one matter by the cumulative limits of the Policies placed at issue in that matter, whichever is less. To ensure that such a reduction is accomplished, Chubb Insurers and/or any of the Chubb Affiliates shall be entitled to assert this paragraph as a defense to any action against it for any such portion of the judgment or claim and shall be entitled to have the court or appropriate tribunal issue such Orders as are necessary to effectuate the reduction to protect Chubb Insurers or any of the Chubb Affiliates from any liability for the judgment or claim. WTG agrees it will not seek to obtain payment from any other person or entity of any amount or portion of any amount that may be attributable or allocable to Chubb Insurers or any of the Chubb Affiliates.

9. Nothing contained herein shall be construed to be an admission of any kind by any signatory hereto. Specifically, and without limitation, nothing contained herein constitutes an admission by Chubb Insurers or any of the Chubb Affiliates that WTG was or is entitled to any insurance coverage from Chubb Insurers or any of the Chubb Affiliates under the Policies in connection with any suits or claims which have been or may be asserted against WTG relating to the Site. In addition, and without limitation, nothing contained herein constitutes an admission by WTG that it has any responsibility for the costs of the investigation and remediation of contamination at or from the Site.

10. This Agreement is the result of a compromise and accord, is the product of arms-length negotiations, and is not intended to be, nor shall it be, construed as an insurance policy interpretation. This Agreement is restricted and limited to the matters addressed herein, and shall not be used by either Chubb Insurers or WTG in any court or dispute resolution proceeding to infer coverage or to create, prove, or interpret claims under any insurance policy issued by Chubb Insurers. Nothing contained herein, however, shall be deemed or construed to prohibit Chubb Insurers or any of the Chubb Affiliates, or WTG, from introducing this Agreement into evidence for the purpose of enforcing the terms of this Agreement.

11. The parties to this Agreement each represent and warrant that they have not and will not in any manner assign, transfer, convey or sell, or purport to assign, transfer, convey or sell to any entity or person any cause of action, chose in action, or part thereof, arising out of or connected with the matters released herein, and that they are the only persons or entities entitled to recover for damages under such claims, causes of action, actions, and rights. The parties to this Agreement each also represent and warrant that no subrogation of any such causes of action, chose in action, or part thereof, has taken place. The parties to this Agreement each further represent and warrant that they will not in any way voluntarily assist any other person or entity in the establishment of any claim, cause of action, action, or right against the other party to this Agreement arising out of, resulting from or in any way relating to the handling by Chubb Insurers of WTG’s claim for insurance coverage from Chubb Insurers.

12. This Agreement prevails over prior communications regarding the matters contained herein between the signatories hereto or their representatives. This Agreement has been reviewed by counsel for the signatories hereto, and shall not be construed against any signatory, each signatory expressly waiving the doctrine of contra proferentum.

13. This Agreement is an integrated Agreement and contains the entire Agreement regarding the matters herein between the signatories hereto, and no representations, warranties, or promises have been made or relied on by any signatory hereto other than as set forth herein.

14. This Agreement is intended to confer rights and benefits only on the signatories hereto and the Chubb Affiliates, as described in this Agreement, and is not intended to confer any right or benefit upon any other person or entity. No person or entity other than the signatories hereto and the Chubb Affiliates shall have any legally enforceable right under this Agreement. All rights of action for any breach of this Agreement are hereby reserved to the signatories herein and the Chubb Affiliates.

15. This Agreement is not a policy of insurance and the signatories do not intend this Agreement to be interpreted as such.

16. The parties represent and warrant:

a. That they are corporations duly organized and validly existing in good standing under the laws of one of the States of the United States;

b. That they have taken all necessary corporate and legal actions to duly approve the making and performance of this Agreement and that no further corporate or other approval is necessary;

c. That the making and performance of this Agreement will not violate any provision of law or of their respective Articles of Incorporation or Bylaws;

d. That they have read this Agreement and know the contents hereof, that the terms hereof are contractual and not by way of recital, and that they have signed this Agreement of their own free acts; and

e. That in making this Agreement, they have obtained the advice of legal counsel.

17. Each of the terms of this Agreement is binding upon each signatory hereto, and their respective predecessors, successors, parents, subsidiaries, affiliated companies, transferees, assigns, representatives, principals, agents, officers, directors, and employees.

18. The parties acknowledge and agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed to any person or firm except as may be required by law, provided, however, that either party may disclose the terms of this Agreement: (1) to any reinsurer(s) which may have an interest in the aforementioned matters; (2) in response to any valid subpoena, discovery demand, or court order, issued in an action pending in a court of competent jurisdiction, which may hereafter be served by a third party upon Chubb Insurers or any of the Chubb Affiliates, or WTG, and which requires the disclosure of this Agreement under penalty of sanctions for non-compliance therewith; or (3) with the prior written consent of the other party. In the event either party to this Agreement or a Chubb Affiliate may be served with a valid subpoena, discovery demand or court order, the entity served shall immediately notify the parties to this Agreement, which shall be given the opportunity to intervene or to otherwise set forth opposition prior to the disclosure of this Agreement. Notwithstanding anything to the contrary, the parties acknowledge and agree that WTG shall be permitted to make such public filings and/or disclosures concerning and/or including this Agreement as are required by federal and state securities laws, including without limitation a Form 8K filing.

19. All notices or other communications which either party to this Agreement or a Chubb Affiliate desires or is required to give shall be given in writing and shall be deemed to have been given if hand-delivered, sent by telecopier or mailed by depositing in the United States mail, prepaid to the parties at the addresses noted below or such other address as a party may designate in writing from time to time:

Chubb Insurers Company:

Ms. Celeste Pisano

Brandywine Holdings Group of Insurance and Reinsurance Companies

510 Walnut Street – WB11E

Philadelphia, PA 19106

Email: Celeste.Pisano@brandywineholdings.com

with copy to:

Lawrence A. Serlin, Esq.

Siegal & Park

533 Fellowship Road

Mount Laurel, NJ 08054

Email: 1awrence.serlin@mclolaw.com

WTG Inc.:

Paul Genova, CEO (with a copy to Joanne Calandra, Director of Human Resources)

c/o Wireless Telecom Group

25 Eastmans Road

Parsippany, NJ 07054

Email: pgenova@wtcom.com

With a copy to:

Wanda Chin Monahan, Esq.

Law Offices of Wanda Chin Monahan, LLC

50 Cardinal Drive

Suite 102

Westfield, NJ 07090

Email: wmonahan@monahanlawnj.com

20. The parties to this Agreement hereby agree that this Agreement may be executed in counterparts, and that all such counterparts shall constitute a single binding instrument, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Release on the dates shown below:

BOONTON ELECTRONICS CORP., WTT ACQUISITION CORP. AND WIRELESS TELECOM GROUP, INC.

Dated: December 16, 2016

By: /s/ Paul Genova

Name: Paul Genova

Title: Chief Operating Officer and President

CENTURY INDEMNITY COMPANY AND FEDERAL INSURANCE COMPANY

Dated: December 16, 2016

By: /s/ Celeste R. Pisano

Name: Celeste R. Pisano

Title: Direct Claims Handler

SCHEDULE A

Policy Period	Insurer/Policy Number

04/10/75-04/10/78	INA/Century #AGP137888
04/10/78-04/10/79	INA/Century #AGP432136
04/10/79-04/10/80	INA/Century #AGPD0244028
04/10/80-04/10/81	INA/Century #AGPD0320618
04/10/84-04/10/85	Federal #3524-62-47

SCHEDULE B

CHUBB COMPANIES

ACE American Insurance Company (formerly known as CIGNA Insurance Company, formerly known as INA Underwriters Insurance Company, formerly known as Allied Insurance Company, formerly known as Allied Compensation Insurance Company) in its own capacity and in its capacity as successor by merger to (1) ACE Insurance Company of Texas; (2) ACE American Insurance Company of Texas; (3) ACE Employers Insurance Company; (4) ACE Insurance Company of Ohio; and (5) ACE Insurance Company of Illinois

ACE American Lloyds Insurance Company (formerly known as CIGNA Lloyds Insurance Company, formerly known as American Lloyds Insurance Company)

ACE Employers Insurance Company (formerly known as CIGNA Employers Insurance Company, formerly known as INA Employers Insurance Company, formerly known as INA Farmers Insurance Company)

ACE European Group Limited, as successor to ACE Insurance S.A. – N.V., as successor to CIGNA Insurance Company of Europe S.A. – N.V., as successor to Insurance Company of North America

ACE Fire Underwriters Insurance Company (formerly known as CIGNA Fire Underwriters Insurance Company, formerly known as Aetna Fire Underwriters Insurance Company)

ACE Indemnity Insurance Company (formerly known as CIGNA Indemnity Insurance Company, formerly known as Alaska Pacific Assurance Company, formerly known as North State Insurance Company)

ACE Insurance Company of Illinois (formerly known as CIGNA Insurance Company of Illinois, formerly known as INA Insurance Company of Illinois)

ACE Insurance Company of Ohio (formerly known as CIGNA Insurance Company of Ohio, formerly known as INA Insurance Company of Ohio, formerly known as Aetna Insurance Company of Ohio)

ACE Insurance Company of Puerto Rico (formerly known as CIGNA Insurance Company of Puerto Rico, formerly known as Aetna Insurance Company of Puerto Rico)

ACE Insurance Company of Texas (formerly known as CIGNA Insurance Company of Texas, formerly known as INA of Texas, formerly known as Aetna Insurance Company of Texas)

ACE Insurance Company of the Midwest (formerly known as CIGNA Insurance Company of the Midwest, formerly known as Aetna Insurance Company of the Midwest)

ACE Property & Casualty Insurance Company (formerly known as CIGNA Property & Casualty Insurance Company, formerly known as Aetna Insurance Company)

Allied Insurance Company (formerly known as California Food Industry Insurance Company)

American Insurance Company, Fireman’s Fund Insurance Company, Hartford Fire Insurance Company, Home Insurance Company, St. Paul Fire and Marine Insurance Company, St. Paul Mercury Insurance Company, and their affiliates, but only to the extent that AFIA (f/k/a American Foreign Insurance Association), an unincorporated association, issued policies on their behalf, and not to the extent they issued policies on their own behalf or to any other extent

Atlantic Employers Insurance Company

Bankers Standard Fire and Marine Company (formerly known as Commercial Standard Fire and Marine Company)

Bankers Standard Insurance Company (formerly known as All Risk Insurance Company)

Brandywine Holdings Corporation

Central National Insurance Company of Omaha (only to the extent policies issued by Cravens, Dargan & Company, Pacific Coast, and its subsidiaries)

Century Indemnity Company in its own capacity and in its capacity as: (1) successor to CIGNA Specialty Insurance Company (formerly known as California Union Insurance Company); (2) successor to CCI Insurance Company, as successor to Insurance Company of North America; and (3) successor to CCI Insurance Company, as successor to Insurance Company of North America, as successor to Indemnity Insurance Company of North America

Chubb Custom Insurance Company

Chubb Indemnity Insurance Company

Chubb Insurance Company of New Jersey

Chubb Lloyds Insurance Company of Texas

Chubb National Insurance Company

Chubb & Son

Eagle Star Insurance Company (only to the extent policies issued by Cravens, Dargan & Company, Pacific Coast, and its subsidiaries)

Executive Risk Indemnity Inc.

Executive Risk Specialty Insurance Company

Federal Insurance Company

Great Northern Insurance Company

Highlands Insurance Company (only to the extent policies issued by Cravens, Dargan & Company, Pacific Coast, and its subsidiaries)

Horace Mann Insurance Company

Illinois Union Insurance Company (formerly known as GATX Insurance Company)

Imperial Casualty Company (only to the extent policies were issued by GATX Underwriters, Inc.)

INA Surplus Insurance Company (formerly known as Delaware Reinsurance Company)

Indemnity Insurance Company of North America, in its own capacity and as successor in interest to INA Insurance Company, Connecticut General Fire & Casualty Insurance Company, Indemnity Insurance Company of North America (New York)

Industrial Underwriters Insurance Company

Insurance Company of North America (UK) Limited

Insurance Company of North America (formerly known as The President and Directors of the Insurance Company of North America)

Motor Vehicle Casualty Company (only to the extent policies issued by Cravens, Dargan & Company, Pacific Coast, and its subsidiaries)

Northwestern Pacific Indemnity Company

Pacific Employers Insurance Company

Pacific Indemnity Company

Sea Insurance Company

Service Fire Insurance Company (only to the extent policies issued by Cravens, Dargan & Company, Pacific Coast, and its subsidiaries)

Sun Insurance Company

Texas Pacific Indemnity Company

TIG Insurance Company, formerly known as International Insurance Company, but only to the extent policies were assumed by Westchester Fire Insurance Company or Westchester Surplus Lines Insurance Company

U.S. Fire Insurance Company, North River Insurance Company, International Insurance Company, International Surplus Lines Insurance Company, Mount Airy Insurance Company, Viking Insurance Company, Industrial Indemnity Insurance Company, Industrial Indemnity of Alaska Insurance Company, and Industrial Underwriters Insurance Company of Dallas, but only to the extent policies were novated to or assumed by one of the other companies listed on this Exhibit

Underwriters Insurance Company of Dallas

Vigilant Insurance Company

Westchester Fire Insurance Company (including all policies issued by or novated to Westchester Fire Insurance Company, or under which Westchester Fire Insurance Company has assumed liability)

Westchester Surplus Lines Insurance Company (formerly known as Industrial Insurance Company of Hawaii, Ltd.)